Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8, No. 0-8251) pertaining to the 401(k) Savings  Plan for Hourly Employees at the Memphis, Tennessee Brewery of our report dated June 20, 2006, with respect to the financial statements and supplemental schedules of the 401(k) Savings  Plan for Hourly Employees at the Memphis, Tennessee Brewery included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Clifton Gunderson LLP

Denver, Colorado
June 28, 2006